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                                                                   EXHIBIT 10.66

                                    AGREEMENT
                                       FOR
                           STRATEGIC ADVISORY SERVICES

         This Agreement for Strategic Advisory Services (the "Agreement"), dated as of October 19, 2003, is entered into by and between Akira Hara, a citizen of Japan with his principal place of residence located at 2-21-6-501 Himonya, Meguro-ku, Tokyo 152-0003, Japan (the "Strategic Adviser"), and Baldwin Technology Company, Inc. ("BTI") having its principal place of business at 12 Commerce Drive, Shelton, CN 06484-0941 USA (each a "Party," and collectively the "Parties").

         WHEREAS, the Strategic Adviser is currently employed as the Chairman and serves as a Director of Baldwin Japan Limited ("BJL"), and as a Director of BTI, as well as an officer and/or director of various subsidiaries of BTI (collectively, BTI, BJL and all other subsidiaries and affiliates are referred to as the "BTI Group");

         WHEREAS, the Strategic Adviser desires to retire from full-time employment with BJL and from part-time positions with various companies in the BTI Group effective as of the close of business on December 31, 2003; and

         WHEREAS, BTI desires to continue to benefit from the knowledge and experience of the Strategic Adviser in the form of strategic advisory services rendered on behalf of the BTI Group, and Strategic Adviser is willing to continue in this capacity, under the terms and conditions provided in this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises contained herein, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

         1. ENGAGEMENT. Company hereby engages the Strategic Adviser and the Strategic Adviser hereby agrees to hold himself available to render, at the request of the Chairman and CEO of BTI and the President and Representative Director of BJL, strategic advisory services to the BTI Group, to the best of his ability, upon the terms and conditions hereinafter set forth.

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         2. TERM AND TERMINATION. The term of this Agreement shall begin on
January 1, 2004, and shall continue indefinitely until terminated. Either Party may terminate this Agreement at any time, with or without cause, by giving the other Party 180 days notice in advance of termination in accordance with the provisions of Paragraph 12 below, provided however, that if BTI elects to terminate this Agreement without good and substantial cause prior to December 31, 2008, BTI shall cause BJL to pay the Strategic Adviser a cancellation fee equal to the total outstanding and unpaid amount of the Retainer Fee that would have been payable had this Agreement remained in force through December 31, 2008, along with any earned but unpaid Project Fees, both as defined in Paragraph 3 below.

         3. RETAINER FEE AND PROJECT FEE. BTI shall cause BJL to pay the Strategic Adviser an annual retainer fee of Six Million Seven Hundred and Twenty Thousand (JPY6,720,000) Japanese Yen (adjusted annually for inflation in Japan)(1) divided into 12 equal monthly payments to fulfill the duties set forth in Paragraph 4(a) and 4(b) below (the "Retainer Fee"). Payment of the Retainer Fee shall entitle the Chairman and CEO of BTI and the President and Representative Director of BJL to call upon the Strategic Adviser for up to a maximum of 45 days per year, provided however, that the Retainer Fee shall be due and payable whether or not the services of the Strategic Adviser are actually required for the entire 45 days in any given year. If services of the Strategic Adviser in excess of 45 days per year are required, and the Strategic Adviser is willing and able to render such additional services, the Strategic Adviser shall be paid at the rate of One Hundred Twenty Thousand (JPY120,000) Japanese Yen per day, with a half-day minimum being guaranteed at Sixty Thousand (JPY60,000) Japanese Yen (the "Project Fee"). The Retainer Fee and the Project Fee shall be payable without deduction, except for Japanese withholding taxes if and as required by law, and shall be paid monthly on the same day and in the same manner as BJL makes its regular monthly payroll deposits.

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(1) adjusted annually as of January 1 of each calendar year commencing
January 1, 2005

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         4. DUTIES AND SUPPORT. The Strategic Adviser shall perform the following duties for the BTI Group:

               (a) Strategic Adviser shall continue to serve as the Chairman and as a Director of BJL, and as a Director of Baldwin India Private Limited ("BIN"), and will serve for one additional term if re-elected by the shareholder of each entity upon expiration of the current terms. Strategic Adviser shall serve as the representative of BJL to the Japan Printing Machinery Industry Association (the "JPMA"), where he is currently a Vice President, so long as he remains as Chairman of BJL or until such time as the JPMA requests that he resign from the Vice President post.

               (b) If the Strategic Adviser ceases to serve in an executive position at the JPMA, he shall resign from the position of Chairman of BJL, but shall continue as a strategic adviser pursuant to the terms and conditions of this Agreement.

               (c) Strategic Adviser shall perform additional duties and provide strategic advice as reasonably requested by the Chairman and CEO of BTI and the President and Representative Director of BJL.

In addition to the above duties, the Strategic Advisor shall continue to serve as a Director of BTI, and if re-elected by the shareholders of BTI, will serve for one additional term as a Director of BTI. The Strategic Adviser will not receive a fee for attending Board of Directors meetings of BTI, and time doing so shall not be counted towards the 45 days per year covered by the Retainer Fee. He shall, however, be entitled to receive any and all other benefits, stock options and perquisites afforded to (2)Directors of BTI. Consistent with (c) above, the Strategic Adviser shall report directly to the Chairman and CEO of BTI, and to the President and Representative Director of BJL. The BTI Group shall provide the Strategic Adviser with the support necessary to perform his duties effectively. In particular and without limitation, BTI and BJL shall provide the Strategic Adviser, in a timely manner, with all pertinent information relating to the business and affairs of the BTI Group, as well as with specific and general information relating to the field of graphic arts and control products at-large (the "Industry").

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(2)...to "Non-Employee Directors"...

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         5. CLUB MEMBERSHIPS AND EXPENSES. The Strategic Adviser shall be reimbursed on a monthly basis by BJL for all reasonable business expenses incurred by the Strategic Adviser in connection with the performance of his services hereunder in the same manner as present. Specifically, and without limitation, the Strategic Adviser shall continue to be entitled to payment by BJL of all current club membership dues, such as the Tokyo American Club, and shall continue to enjoy the same travel and business expense reimbursement policies as he currently enjoys.

         6. RETIREMENT PAYMENTS, AND SOCIAL AND WELFARE BENEFITS. BTI shall cause BJL to continue to provide the Strategic Adviser with all vested and accrued retirement payments, and all Japanese social and welfare benefits as currently enjoyed by the Strategic Adviser. Nothing contained herein shall be deemed to amend, modify or reduce any retirement compensation or other benefits provided to the Strategic Adviser under any prior agreement, retirement allowance program, or other arrangement currently in place.

         7. D&O INSURANCE, LIMITATION OF LIABILITY, AND INDEMNIFICATION. BTI shall maintain at all times officer and director insurance covering the Strategic Adviser in the same manner as it does for the other Directors of BTI and the BTI Group, for so long as Strategic Adviser remains as a Director of BTI or of any company in the BTI Group. The Strategic Adviser shall not be answerable for the default or misconduct of any agent, accountant or attorney appointed by him in pursuance of his duties hereunder, if such agent, accountant or attorney shall have been selected with reasonable care. The duties and responsibilities of the Strategic Adviser shall be limited to those expressly set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Strategic Adviser. BTI shall indemnify and save harmless the Strategic Adviser from any claim, liability, loss, cost or expense of any kind or character whatsoever, and will at all times pay all costs and expenses of any suit or litigation of any character, arising from, in connection with or with respect to this Agreement, and if the Strategic Adviser, BTI or any member of the BTI Group, as the case may be, shall be made a party thereto, BTI shall pay all costs and expenses, including reasonable counsel fees and expenses, to which the Strategic Adviser may be subject by reason thereof. The Strategic Adviser may consult with counsel, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or omitted or suffered by the Strategic Adviser, as

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the case may be, hereunder in good faith and in accordance with such opinion.
Notwithstanding anything contained herein to the contrary, the Strategic Adviser shall not be liable for any ordinary, actual, direct, special, indirect or consequential damages or for loss of profits or business resulting from the conduct or advice of the Strategic Adviser.

         8. NON-COMPETITION. The Strategic Adviser shall not compete, directly or indirectly, with the BTI Group during the term of this Agreement, or for a period of six months following its termination, except as provided in Paragraph 9 below.

         9. INVENTIONS AND INTELLECTUAL PROPERTY. The special terms and conditions pertaining to the rights of BTI and the Strategic Adviser with respect to any inventions or other intellectual property created or otherwise developed by the Strategic Adviser ("IPR") are set forth in Appendix A, attached hereto and incorporated herein by reference.

         10. ASSIGNMENT. Neither BTI nor the Strategic Adviser shall voluntarily or by operation of law assign or otherwise transfer the obligations incurred on their respective parts, pursuant to the terms of this Agreement, without the prior written consent of the other, provided however, that(3) the parties shall have the automatic right to assign their IPR to any company in which (4)they own, directly or indirectly, a controlling interest. Any attempted assignment or transfer in violation of the preceding sentence shall be wholly void. It is expressly understood that any request by BTI to assign this Agreement shall be accompanied by a written undertaking, in form and substance reasonably acceptable to the Strategic Adviser, from the assignee unequivocally stating that it will assume, and faithfully fulfill, all of the terms and conditions of this Agreement.

         11. MODIFICATION OF AGREEMENT. This Agreement can be modified by the Parties only by a written supplemental agreement executed by both Parties.

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(3)...either of the parties...

(4)...it owns, directly...

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         12. NOTICE. Any notice required, or permitted, to be given hereunder shall be sufficient if in writing, and if sent by courier or by registered or certified mail, postage prepaid, addressed as follows:

     If to BTI:
              Baldwin Technology Company, Inc.
              12 Commerce Drive
              Shelton, CN 06484-0941 USA
                Attn: Mr. Gerald A. Nathe(5)

                       With a copy to:
                               Baldwin Japan Limited
                               2-4-34 Toyo
                               Kohtoh-ku, Tokyo 135-8384 Japan
                                 Attn: President and Representative Director

     If to the Strategic Adviser:
              Akira Hara
              2-21-6-501 Himoniya
              Meguro-ku, Tokyo 152-0003, Japan

         13. WAIVER OF BREACH. The waiver by either Party of any beach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         14. HEADINGS. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

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(5)(or then current CEO)

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      15. GOVERNING LAW AND CHOICE OF FORUM. This Agreement shall be governed by the laws of Japan without regard to the conflict of law rules thereof. All disputes, controversies or differences which may arise between the Parties hereto, out of or in relation to or in connection with this Agreement shall be finally settled by arbitration in Tokyo, Japan in accordance with the Commercial Arbitration Rules of The Japan Commercial Arbitration Association. Arbitration shall be conducted before a single arbitrator if both Parties can agree on the arbitrator. If the Parties cannot agree on a single arbitrator, three arbitrators shall be appointed, with each Party selecting one arbitrator and the two so selected jointly agreeing on the third arbitrator who shall serve as chair of the arbitral panel. The award rendered by the arbitrator(s) shall be final and binding upon the Parties hereto. The language of any such arbitration, and the award, shall be Japanese.

         16. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof and supercedes all contracts, agreements and understandings between the Parties concerning the subject matter hereof, except as contemplated by, and provided for in, Paragraph 6 above.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the day and year first above written, in triplicate with each signed version being deemed to be an original.

STRATEGIC ADVISER:                          BALDWIN TECHNOLOGY COMPANY, INC.

/s/ Akira Hara                              By: /s/ Gerald A. Nathe
------------------------------                  ----------------------------
Akira Hara                                      Gerald A. Nathe
                                                President & CEO

ACKNOWLEDGED AND AGREED:

BALDWIN JAPAN LIMITED

By: /s/ Takayuki Miyaoku
    ---------------------
    Takayuki Miyaoku
    President and Representative Director

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                                   APPENDIX A
                             (REFERENCE PARAGRAPH 9)
                      INVENTIONS AND INTELLECTUAL PROPERTY

           The Strategic Adviser may, but shall not be obligated to, create or otherwise develop valuable IPR, whether patentable or not, with applications in the Industry during the term of this Agreement. In the event that the Strategic Adviser creates or otherwise develops multiple IPR, the provisions of this Appendix A shall apply to each item of IPR separately.

           With respect to the IPR, the Strategic Adviser hereby grants to BTI a right of first refusal to license the IPR, subject to the following terms and conditions:

           A. The Strategic Adviser shall, in his sole discretion and cost, decide whether or not to apply for patents and other legal protection with respect to the IPR. It is currently anticipated that patent applications, if filed at all, will be limited to major Industry countries such as, the US, Japan, China, India, the UK, Italy France and Germany.

           B. At such time as the Strategic Adviser believes, in his sole discretion, that the IPR is commercially valuable in the Industry, or a patent application has been filed, the Strategic Adviser shall provide BTI with a written description of the IPR (the "Disclosure") solely for the purpose of evaluation. BTI shall have no right to use, directly or indirectly, the IPR contained in the Disclosure other than for the purpose of evaluation. Specifically, and without limitation, BTI shall not use the Disclosure to further its own research and development without having first entered into a license agreement with the Strategic Adviser as contemplated herein.

           C. BTI shall hold the Disclosure in strict confidence, disclose it to employees only on a "need to know" basis, and shall treat it in the same manner as it treats its own confidential and proprietary information.

           D. Any improvements, inventions or other intellectual property made by BTI in connection with or resulting from the Disclosure shall be jointly owned by BTI and the Strategic Adviser.

           E. In the event that the Disclosure is of interest to BTI, then BTI shall pay to the Strategic Adviser the non-refundable sum of Five Thousand ($5,000) US Dollars to compensate the Strategic Adviser for the time and effort required to assist BTI during the evaluation. This sum will be credited to the non-refundable, lump sum, upfront royalty payment contemplated in paragraph 2 below in the event that the Strategic Adviser and BTI enter into a license agreement for the IPR.

           F. Within 90 days of the Disclosure, BTI shall inform the Strategic Adviser in writing whether or not BTI intends to exercise its right to entire into a license agreement with the Strategic Adviser (the "Notice of Intent to License") for the IPR.

           G. Within 30 days after receipt of the Notice of Intent to License, the Parties shall enter into good faith negotiations with the aim of concluding a mutually acceptable license agreement covering the IPR. Failure to conclude a valid and binding license agreement within 180 days after the start of good faith negotiations shall be treated in the same manner

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as a notice from BTI to the Strategic Adviser that it does not intend to license the IPR, to wit, the Strategic Adviser shall be released from his obligations hereunder to BTI with respect to the IPR, including without limitation the duty not to compete as provided in Paragraph 8 of the Agreement, and he shall be free to use, sell, license or otherwise benefit, directly or indirectly, from the IPR in any manner as he deems appropriate in his sole discretion.

           H. In the event BTI (a) notifies the Strategic Adviser that it does not intend to license the IPR, or (b) fails to send the Notice of Intent to License as contemplated in F above in a timely manner, or (c) fails to enter into good faith negotiations as contemplated in G above in a timely manner, then the Strategic Adviser shall be released from his obligations hereunder to BTI with respect to the IPR, including without limitation the duty not to compete as provided in Paragraph 8 of the Agreement, and he shall be free to use, sell, license or otherwise benefit, directly or indirectly, from the IPR in any manner as he deems appropriate in his sole discretion. Release of the Strategic Adviser's obligations as contemplated by the preceding sentence is contingent on the Strategic Adviser having negotiated in good faith with BTI.

           In order to guide the Parties negotiations as contemplated in G above, any license agreement shall include the following:

           1. Payment of a sum of money sufficient to compensate the Strategic Adviser for all of his reasonable costs and expenses, including, without limitation, attorneys' fees, licensing fees for included technology, other third party charges, and patent application fees. The costs and expenses are estimated to be in the approximate range of Seventy-five Thousand ($75,000) to One Hundred Thousand ($100,000) US Dollars depending on the complexity of the IPR and the number of countries in which patent protection is sought.

           2. Payment of a non-refundable, lump sum, upfront royalty based on a mutually agreed joint estimate of the net invoice value of the IPR during the first two years of the license agreement (the "Lump Sum Royalty"). The amount of the Lump Sum Royalty is estimated to be between One Hundred Thousand ($100,000) and Three Hundred Thousand ($300,000) US Dollars for most IPR. Seventy-five percent (75%) of the Lump Sum Royalty will be applied as a credit against the payment of running royalties, if any, calculated pursuant to Paragraph 3 below during the first two years of the license agreement; provided however, that the Strategic Adviser shall not be obligated under any circumstances to refund any part or portion of the Lump Sum Royalty.

           3. Payment of a running royalty calculated in accordance with the following schedule:

               (a) 3% of net invoice value for IPR that is not the subject of a patent application or issued patent,

               (b) 5% of net invoice value for IPR that is the subject of a patent application or issued patent,

               (c) 7% of net invoice value for IPR that is the subject of a patent application or issued patent, and is very useful to BTI, and

               (d) 10% of net invoice value for IPR that is the subject of a patent application or issued patent, is very useful to BTI, and gives BTI a substantial competitive advantage in the Industry.

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For purposes of Paragraph 3(c), IPR that is very useful is any IPR that allows
BTI not only to develop and enter into the market with a new or improved product but also provides a strong sales or cost reduction opportunity or technological advantage(s) over competitors. IPR providing a substantial competitive advantage in the Industry under Paragraph 3(d) means IPR that enables BTI to develop and market a new or improved product with an exclusive technological solution or advantage for extremely strong sales or cost reduction opportunities.

           4. Such other terms and conditions, such as audit rights, as are customarily found in international license agreements pertaining to intellectual property rights.

                                      -END-

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